Exhibit 99.1

RELEASE DATE: October 13, 2008

FASTENAL COMPANY REPORTS 2008 THIRD QUARTER EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter ended September 30, 2008. Except as otherwise noted below, dollar amounts are in thousands.

Net sales for the three-month period ended September 30, 2008 totaled $625,037, an increase of 17.1% over net sales of $533,750 in the third quarter of 2007. The third quarter of 2008 benefited from one additional selling day (64 in 2008 versus 63 in 2007). Absent this additional selling day, our sales growth would have been 15.3% for the quarter. Net earnings increased from $62,142 in the third quarter of 2007 to $72,909 in the third quarter of 2008, an increase of 17.3%. Basic and diluted earnings per share increased from $.41 to $.49 for the comparable periods. The third quarter of 2008 included a $10,000 legal settlement. This is discussed in greater detail later in the release. This settlement lowered our basic and diluted earnings per share by just over $0.03 in the quarter.

Net sales for the nine-month period ended September 30, 2008 totaled $1,795,466, an increase of 16.4% over net sales of $1,542,613 in the first nine months of 2007. Net earnings increased from $176,431 in the first nine months of 2007 to $217,169 in the first nine months of 2008, an increase of 23.1%. Basic and diluted earnings per share increased from $1.17 to $1.46 for the comparable periods.

During the first nine months of 2008, Fastenal opened 140 new stores (Fastenal opened 147 new stores in the first nine months of 2007). These 140 new stores represent an increase in stores since December 31, 2007 of 6.5%. There were 2,160 stores on December 31, 2007. There were 13,417 total employees as of September 30, 2008, an increase of 11.7% from December 31, 2007 and 12.7% from September 30, 2007.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2008 group – opened 2003 and earlier, 2007 group – opened 2002 and earlier, and 2006 group – opened 2001 and earlier). This store group is more cyclical due to the increased market share they enjoy in their local markets. During each of the twelve months in 2006 and 2007, and the first nine months of 2008, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2006	13.9%	11.9%	10.8%	9.1%	9.6%	10.7%	9.9%	11.2%	8.1%	8.5%	8.0%	9.6%
2007	4.8%	3.8%	7.8%	4.5%	5.4%	6.2%	6.1%	5.3%	6.3%	6.3%	7.9%	9.6%
2008	8.9%	8.8%	9.9%	10.5%	10.4%	11.2%	9.7%	11.3%	8.5%

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2008 group – opened 2006 and earlier, 2007 group – opened 2005 and earlier, and 2006 group – opened 2004 and earlier) represent a consistent same-store view of our business. During each of the twelve months in 2006 and 2007, and the first nine months of 2008, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2006	17.8%	15.0%	14.6%	12.3%	12.5%	14.0%	12.8%	13.9%	9.2%	9.0%	9.4%	10.9%
2007	7.3%	6.0%	9.4%	5.5%	6.7%	7.2%	6.5%	5.9%	6.8%	7.6%	8.8%	10.9%
2008	12.0%	11.1%	12.5%	13.1%	12.0%	12.0%	10.9%	12.8%	10.5%

RELEASE DATE: October 13, 2008

FASTENAL COMPANY REPORTS 2008 THIRD QUARTER EARNINGS

All company sales – During each of the twelve months in 2006 and 2007, and the first nine months of 2008, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2006	23.9%	21.3%	21.1%	19.1%	19.2%	20.6%	19.7%	20.7%	16.1%	15.9%	16.3%	17.7%
2007	12.6%	11.8%	15.5%	12.0%	13.2%	14.8%	13.9%	13.4%	13.7%	14.7%	15.2%	16.8%
2008	15.6%	15.0%	16.9%	17.1%	16.0%	15.9%	14.8%	16.4%	14.3%

The strong growth in 2006 generally represents a continuation of the strong environments experienced in 2004 and 2005. The growth in 2007 generally represents a weakening environment which began in late 2006. The final three months of 2007 continued in the same variable fashion as the previous nine months but showed consistent improvement from the third quarter daily sales growth rate of 13.7%. This improvement has remained in the first nine months of 2008. The first and second quarters of 2008 were influenced by the timing of Easter, which occurred in March 2008 versus April 2007. This had a positive impact on growth in March 2008 and a negative impact on growth in April 2008. The third quarter of 2008 was also influenced by variations in the number of business days versus 2007. This was most pronounced in September 2008 which had 21 business days versus 19 in September 2007. This had a dampening effect on September 2008’s daily average sales growth as some of our customer’s purchases are based more on monthly budgets rather than daily consumption. We believe the improvement in the final months of 2007 and the first nine months of 2008 were driven, in part, by our ‘pathway to profit’ initiative described below.

PATHWAY TO PROFIT:

During April 2007 we disclosed our intention to alter the growth drivers of our business. For most of the last decade, we have used store openings as the primary growth driver of our business (opening approximately 14% new stores each year). As announced in April 2007, we intend to add outside sales personnel into existing stores at a faster rate than historical patterns. We intend to fund this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (we opened approximately 8.1% new stores in 2007 or 161 stores) versus the historical rate of approximately 14%. Our goal is four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average store size increases.

RELEASE DATE: October 13, 2008

FASTENAL COMPANY REPORTS 2008 THIRD QUARTER EARNINGS

Store Count and Full-Time Equivalent (FTE) Headcount Growth – In response to the ‘pathway to profit’, we have increased our year-over-year store count (calculated using the number of stores at the end of the quarter) and FTE head count (calculated using the average FTE number during the quarter) as follows:

	September 2008	June 2008	March 2008	December 2007	September 2007
Store count growth	7.2%	7.1%	6.8%	8.1%	9.7%

Store personnel – FTE	14.4%	17.5%	18.3%	18.0%	14.9%
Distribution and manufacturing personnel– FTE	4.6%	9.1%	8.8%	9.4%	9.5%
Administrative and sales support personnel– FTE	3.1%	(3.0)%	(3.4)%	2.3%	3.7%

Total – FTE headcount growth	11.0%	13.0%	13.3%	14.0%	12.2%

Store Size and Profitability – Approximately 91% of our sales in the third quarter of 2008 and 2007 were generated by our stores included in the table set forth below. Our remaining sales related to (1) our in-plant locations, (2) our direct Fastenal Cold Heading business, or (3) our direct import business. Our average store, excluding the business not sold through a store, had sales of $75,100 per month in the third quarter of 2007. This average grew to $82,200 per month in the third quarter of 2008. The average age, number of stores and pre-tax margin1 data by store size for the third quarter of 2008 and 2007, respectively, were as follows:

Three months ended September 30, 2008

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Margin Percentage	Proforma Adjustment[1]	Proforma Pre-Tax Margin Percentage[1]
$0 to 30,000	2.3	355	15.4%	(26.2)%	1.3%	(24.9)%
$30,001 to 60,000	4.7	733	31.9%	8.6%	1.3%	9.9%
$60,001 to 100,000	7.1	577	25.1%	19.9%	1.3%	21.2%
$100,001 to $150,000	9.6	366	15.9%	25.1%	1.3%	26.4%
Over $150,000	12.7	269	11.7%	27.0%	1.3%	28.3%

Total		2,300	100.0%

[1]

The pre-tax margin percentage in the table above excludes the impact of the legal settlement discussed later in this release. We included a reconciliation of the impact of the legal settlement to provide a comparative view to the 2007 table below.

Three months ended September 30, 2007

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Margin Percentage
$0 to 30,000	2.0	428	19.9%	(18.9)%
$30,001 to 60,000	4.6	661	30.8%	10.1%
$60,001 to 100,000	7.2	511	23.8%	20.7%
$100,001 to $150,000	8.9	357	16.6%	24.4%
Over $150,000	12.9	189	8.8%	26.0%

Total		2,146	100.0%

Note – Amounts may not foot due to rounding difference.

As we indicated in April 2007, our goal over the five year period from 2007 to 2012 is to increase the sales of our average store to approximately $125,000 per month. This will shift the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to 100,000, $100,001 to $150,000, and over $150,000), and we believe will allow us to leverage our fixed cost and increase our overall productivity.

RELEASE DATE: October 13, 2008

FASTENAL COMPANY REPORTS 2008 THIRD QUARTER EARNINGS

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

IMPACT OF FUEL PRICES:

Rising fuel prices negatively impacted the year ended December 31, 2007 and the first nine months of 2008. During the first, second, and third quarters of 2007, total vehicle fuel costs averaged approximately $2.1 million, $2.5 million, and $2.4 million per month, respectively. During the first, second, and third quarters of 2008, our total vehicle fuel costs averaged approximately $2.9 million, $3.7 million, and $3.7 million per month, respectively. The increase resulted from variations in fuel costs, the freight initiative discussed below, increases in product sales, and the increase in the number of vehicles necessary to support additional sales personnel and to support additional store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses (the split is approximately 50:50 between distribution and store use).

In 2005, we introduced our new freight model as a means to continue to improve our operating performance. The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted the latter two-thirds of 2005, all of 2006, all of 2007, and the first nine months of 2008 despite the changes in average per gallon fuel costs shown in the following table:

	2007 – Quarter				2008 – Quarter
	1st	2nd	3rd	4th	1st	2nd	3rd	4th
Diesel fuel	$2.59	$2.85	$2.94	$3.25	$3.47	$4.30	$4.38
Unleaded gasoline	$2.31	$2.96	$2.86	$2.92	$3.07	$3.65	$3.85

The average price of a gallon of diesel fuel and a gallon of unleaded gasoline increased by 49.0% and 34.6%, respectively, from the third quarter of 2007 to third quarter of 2008. Given the nature of our distribution business, these fluctuations in fuel prices can have a meaningful impact on our results. This impact is also covered later in our discussion about gross margin and operating and administrative expenses.

LEGAL SETTLEMENT:

On August 29, 2008 we announced that we had reached a preliminary agreement to settle a purported class action lawsuit relating to the classification of our Assistant General Managers as exempt for purposes of the overtime provisions of the Fair Labor Standards Act (FLSA) and California, Oregon, and Pennsylvania state statutes. This suit also alleged that Assistant General Managers in California did not receive sufficient meal breaks and paid rest periods under the California Labor Code. (Note: This case was originally reported on our Form 10-Q for the quarter ended September 30, 2007, filed on October 31, 2007.)

While we deny the allegations underlying the lawsuit, we decided to enter into the settlement agreement in order to avoid significant legal fees, the uncertainty of a jury trial, distractions to our operations, and other expenses and management time that would have to be devoted to protracted litigation. The settlement, which is still subject to court approval, fully resolves all claims brought by the plaintiffs in this lawsuit. Pursuant to the settlement, we will make a cash payment of $10 million to cover claims by eligible class members, plaintiff attorneys’ fees and costs, and payments to the named plaintiffs. The expense for this settlement was recorded in the results for the third quarter ending September 30, 2008. We do not expect the settlement to have any material impact on our operating results going forward.

This expense negatively impacted our earnings, and consequently, negatively impacted the incentive bonus paid to our district, regional, and company leadership. The expense related to this legal settlement lowered our bonus payout by approximately $1.8 million for the third quarter of 2008. After factoring in the reduction of our bonus payout, this legal settlement resulted in a pre-tax expense of approximately $8.2 million for the quarter, or just over $0.03 per share (after-tax). We have added

RELEASE DATE: October 13, 2008

FASTENAL COMPANY REPORTS 2008 THIRD QUARTER EARNINGS

comparisons to the following discussion regarding our statement of earnings information to quantify the impact of this settlement to the reported percentages. Our management believes that providing such information permits investors to more easily compare results for 2008 with those for prior periods and gives investors a more accurate picture of our underlying operating results before charges that are considered by management to be non-recurring.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit margin	52.6%	50.8%	52.9%	51.0%

Operating and administrative expenses (1)	33.1%	32.3%	34.1%	32.4%
Gain (loss) on sale of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income(2)	19.5%	18.5%	18.8%	18.5%

Interest income	0.0%	0.1%	0.0%	0.1%

Earnings before income taxes(3)	19.6%	18.5%	18.8%	18.6%

Note – Amounts may not foot due to rounding difference.

Impact of Legal Settlement: The percentages stated above for operating and administrative expenses, operating income, and earnings before income taxes were reduced by approximately 0.5 percentage points for the nine months period ended September 30, 2008 and by approximately 1.3 percentage points for the three month period ended September 30, 2008. Adjusted for the impact the (1) operating and administrative expenses would have been 32.6% (versus the reported 33.1%) and 32.8% (versus the reported 34.1%) for the nine and three months ended September 30, 2008, respectively; (2) operating income would have been 20.0% (versus the reported 19.5%) and 20.1% (versus the reported 18.8%) for the nine and three months ended September 30, 2008, respectively; and (3) earnings before income taxes would have been 20.1% (versus the reported 19.6%) and 20.1% (versus the reported 18.8%) for the nine and three months ended September 30, 2008, respectively.

Gross profit margins for the first nine months and third quarter of 2008 increased over the same periods in 2007. The improvement was driven by several factors: (1) a focused effort to challenge our sales force to increase the gross margin on business with a lower than acceptable margin, (2) a focused effort to stay ahead of inflationary increases in product cost, (3) improvements in our direct sourcing operations, (4) continued focus on our freight initiative (discussed earlier), and (5) continued focus on our product availability within our network. This product availability focus centers on our ‘master stocking hub’ in Indianapolis, Indiana, and our efficient ability to pull product from store-to-store. Due to the benefit of item (4) above, the rising fuel costs discussed earlier had only a nominal negative impact on our gross margin early in the first quarter of 2008 and this reversed to a positive gross margin impact from late in the first quarter into the second and third quarter. This impact could prove more challenging if fuel costs continue to increase.

Operating and administrative expenses grew at a rate slightly faster than the rate of growth in net sales in the third quarter of 2008. As noted in the ‘pathway to profit’ discussion earlier in this release, we expect to see operating and administrative expenses grow at a rate slower than sales growth due to the added leverage that occurs as the size of our average store increases. The legal settlement noted earlier negatively impacted our ability to leverage our sales growth.

As we have noted in the past, almost 70% of our operating and administrative expenses consist of payroll and payroll related costs. Our net payroll costs for the third quarter increased approximately 14.2% and did leverage. Absent the legal settlement, our net payroll would have grown 15.9% in the third quarter due to a higher bonus payout and would have still achieved positive leverage. This leverage did not occur in the first two quarters because the commission and bonus component of payroll grew faster than sales growth. Our employees are rewarded for growth in gross profit dollars and pre-tax earnings. The gross profit margin expansion discussed earlier drove this reward faster than sales growth in each of the first three quarters of 2008.

RELEASE DATE: October 13, 2008

FASTENAL COMPANY REPORTS 2008 THIRD QUARTER EARNINGS

The operating and administrative expenses for the nine months of 2008 include $2,313 of additional compensation expense related to the adoption of new stock option accounting rules in early 2007. In the first nine months of 2007, this expense was $1,234. We issued an additional grant of 275,000 shares in April 2008. These options, like the options issued in 2007, vest over a five to eight year period. The two option grants, when combined, will result in compensation expense of approximately $300 per month for the next four years; and dropping slightly in the remaining period. No other stock based compensation was outstanding during these periods.

During 2008 we have been able to leverage our occupancy costs for the first time since earlier in the decade. Occupancy expenses grew approximately 10.9%, 9.0%, 11.9% in the first, second, and third quarter of 2008, respectively, and approximately 10.6% for the first nine months of 2008. The occupancy leverage was due to the decrease in the rate of store openings pursuant to our ‘pathway to profit’ initiative. The other component of operating and administrative expenses that experienced meaningful de-leverage was transportation cost. These costs grew approximately 25.6%, 28.5%, and 33.3% in the first, second, and third quarter of 2008, respectively, and approximately 29.2% for the first nine months of 2008. This increase was primarily driven by the increase in fuel costs discussed earlier and by the increase in the number of vehicles needed to support an expanded sales force.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.2% and 38.3% for the first nine months of 2008 and 2007, respectively. During the first quarter of 2007, we implemented FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN No. 48). As defined in FIN No. 48, we had a discrete event in each of the first and second quarters of 2007 which resulted in recognition of approximately $827 and $124 of additional tax, respectively, and an event in the third quarter of 2007 which resulted in a reduction of income tax expense of $767. Absent these events, our tax rate would have been 38.2% for the first nine months of 2007. This rate fluctuates over time based on the income tax rates in the various jurisdictions in which we operate, and based on the level of profits in those jurisdictions.

WORKING CAPITAL:

The year-over-year dollar and percentage growth related to accounts receivable and inventories were as follows:

Year-over-year change	Balance at September 30,		Twelve Month Dollar Change September 30,		Twelve Month Percentage Change September 30,
	2008	2007	2008	2007	2008	2007
Accounts receivable, net	$309,184	258,738	$50,446	26,647	19.5%	11.5%
Inventories	$537,643	488,824	$48,819	70,129	10.0%	16.7%

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory, new expanded inventory, inventory necessary for upcoming store openings, or inventory necessary for our ‘master stocking hub’.

The accounts receivable increase of 19.5% from September 2007 to September 2008 was driven by two extra selling days in September 2008 which resulted in a total sales increase of 26.4% for September. The inventory increase from September 2007 to September 2008 of 10.0% is less than the rate of sales growth of 17.1% from the third quarter of 2007 to the third quarter of 2008. This improvement relates to our conscious decision to limit the growth of inventory in the future, to halt growth or decrease inventory in the short-term, to stock additional products in our Indianapolis, Indiana distribution center, and then to continually resize the existing store and distribution center inventory through a process we call inventory re-distribution.

As we indicated in earlier communications, our short-term goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2007, we had a ratio of 2.8:1). Historically, we have been able to achieve a 20% after tax return on total assets (our historical internal goal) when our Annual Sales: AR&I ratio is at or above 3.0:1.

RELEASE DATE: October 13, 2008

FASTENAL COMPANY REPORTS 2008 THIRD QUARTER EARNINGS

STOCK REPURCHASE AND DIVIDENDS:

On July 10, 2008, we issued a press release announcing our Board of Directors had authorized purchases by us of up to an additional 1,000,000 shares of our common stock (over and above previously authorized amounts). During the first nine months of 2008, we purchased 590,000 shares of our outstanding stock at an average price of approximately $43.99 per share. With the new authorization in 2008, we have remaining authority to purchase up to approximately 1,410,000 additional shares of our common stock.

During the first nine months of 2008 we paid dividends totaling $77,371 (or $0.52 per share) to our shareholders.

ADDITIONAL INFORMATION:

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) working capital goals and expected returns on total assets when working capital is appropriately managed, (2) the outcome of our new long term growth strategy ‘pathway to profit’, including planned decreases in the rate of new store openings, planned additions to our outside sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from this strategy, and our ability to capture leverage, working capital efficiency, and improved productivity expected to result from this strategy, (3) the expected settlement of our current class action lawsuit, and (4) the expected amount of future compensation expense resulting from stock options. The following factors are among those that could cause the Company’s actual results to differ materially from those predicted in such forward-looking statements: (i) an upturn or downturn in the economy could cause store openings to change from that expected, and could impact the rate at which additional sales personnel are added, our ability to grow average store sales by adding sales personnel, and our ability to capture leverage and manage support labor, (ii) a change, from that projected, in the number of markets able to support future store sites could impact the rate of new store openings, (iii) our ability to successfully attract and retain additional qualified sales personnel, the success of our additional sales personnel, and our ability to successfully change our sales process could adversely impact our ability to grow average store sales, (iv) a change in accounts receivable collections, a change in the economy from that currently being experienced, a change in buying patterns, or a change in vendor production lead times could cause us to fail to attain our goals regarding working capital and rates of return on assets, (v) a failure of the judge to approve the pending settlement of our class action lawsuit could effect the costs of the proceedings and the impact of the proceedings may effect our operations going forward, (vi) an inadequate participation in the class for the pending settlement of our class action lawsuit could cause us to rescind the proposed settlement, and (vii) a change in accounting for stock-based compensation or the assumptions used could change the amount of stock-based compensation recognized. A discussion of other risks and uncertainties is included in the Company’s 2007 annual report on Form 10-K under the section captioned “Risk Factors” and the Company’s 2007 annual report to shareholders under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. FAST-E

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	(Unaudited)
	September 30, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$52,107	57,220
Marketable securities	228	159
Trade accounts receivable, net of allowance for doubtful accounts of $2,338 and $2,265, respectively	309,184	236,331
Inventories	537,643	504,592
Deferred income tax assets	16,020	14,702
Other current assets	65,852	67,767

Total current assets	981,034	880,771

Marketable securities	1,463	1,950
Property and equipment, less accumulated depreciation	322,657	276,627
Other assets, less accumulated amortization	3,738	3,713

Total assets	$1,308,892	1,163,061

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$74,699	55,353
Accrued expenses	90,184	75,565
Income taxes payable	7,123	6,873

Total current liabilities	172,006	137,791

Deferred income tax liabilities	15,109	15,109

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 200,000,000 shares authorized, 148,530,712 and 149,120,712 shares issued and outstanding, respectively	1,485	1,491
Additional paid-in capital	625	227
Retained earnings	1,111,812	996,050
Accumulated other comprehensive income	7,855	12,393

Total stockholders’ equity	1,121,777	1,010,161

Total liabilities and stockholders’ equity	$1,308,892	1,163,061

The accompanying notes are an integral part of the consolidated financial statements.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Nine months ended September 30,		(Unaudited) Three months ended September 30,
	2008	2007	2008	2007
Net sales	$1,795,466	1,542,613	625,037	533,750
Cost of sales	850,564	759,605	294,154	261,726

Gross profit	944,902	783,008	330,883	272,024
Operating and administrative expenses	593,771	498,290	213,310	173,178
Gain (loss) on sale of property and equipment	(199)	85	46	2

Operating income	350,932	284,803	117,619	98,848
Interest income	635	1,140	167	464

Earnings before income taxes	351,567	285,943	117,786	99,312
Income tax expense	134,398	109,512	44,877	37,170

Net earnings	$217,169	176,431	72,909	62,142

Basic and diluted net earnings per share	$1.46	1.17	0.49	0.41

Basic weighted average shares outstanding	148,933	150,878	148,573	150,462

Diluted weighted average shares outstanding	148,933	150,878	148,573	150,462

The accompanying notes are an integral part of the consolidated financial statements.

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Nine months ended September 30,
	2008	2007
Cash flows from operating activities:
Net earnings	$217,169	176,431
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	29,153	27,959
Loss (gain) on sale of property and equipment	199	(85)
Bad debt expense	5,527	4,313
Deferred income taxes	(1,318)	1,256
Stock based compensation	2,313	1,234
Amortization of non-compete agreement	50	50
Changes in operating assets and liabilities:
Trade accounts receivable	(78,380)	(53,519)
Inventories	(33,051)	(32,827)
Other current assets	1,915	1,247
Accounts payable	19,346	13,598
Accrued expenses	14,619	7,687
Income taxes payable	250	2,981
Other	(4,062)	10,103

Net cash provided by operating activities	173,730	160,428

Cash flows from investing activities:
Purchase of property and equipment	(79,006)	(36,592)
Proceeds from sale of property and equipment	3,624	5,460
Net decrease in marketable securities	418	8,006
Increase in other assets	(75)	(256)

Net cash used in investing activities	(75,039)	(23,382)

Cash flows from financing activities:
Purchase of common stock	(25,955)	(37,078)
Payment of dividends	(77,371)	(66,216)

Net cash used in financing activities	(103,326)	(103,294)

Effect of exchange rate changes on cash	(478)	1,047

Net (decrease) increase in cash and cash equivalents	(5,113)	34,799
Cash and cash equivalents at beginning of period	57,220	19,346

Cash and cash equivalents at end of period	$52,107	54,145

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$134,148	106,531

The accompanying notes are an integral part of the consolidated financial statements.